Exhibit 99.1

nLIGHT, Inc. Announces First Quarter 2022 Results
Revenues of $64.5 million and gross margin of 25.1% for the first quarter of 2022

Camas, Wash., May 5, 2022 - nLIGHT, Inc. (Nasdaq: LASR), a leading provider of high-power semiconductor and fiber lasers used in the industrial, microfabrication, and aerospace and defense markets, today reported financial results for the first quarter of 2022.

“We are pleased with the results we achieved in the first quarter. Driven by 77% year-over-year growth from Industrial customers outside of China and 14% year-over-year growth in Microfabrication, we delivered Q1 revenue of $64.5 million, which was above the midpoint of our guidance range,” commented Scott Keeney, nLIGHT’s President and Chief Executive Officer. “Although Aerospace and Defense declined slightly year-over-year, we made excellent technical progress in Directed Energy and we increased our engagement with multiple new potential customers.”

Mr. Keeney continued, “First quarter gross margins and Adjusted EBITDA were above the high-end of our guidance range and we ended the quarter with approximately $136 million of cash and no debt. Unexpected COVID-related lockdowns in Shanghai and other cities in China have created a more uncertain operating environment but we continue to see healthy demand trends from our customers.”

First Quarter 2022 Financial Highlights

	Three Months Ended March 31,
(In thousands, except percentages)	2022	2021	% Change
Revenues	$64,459	$61,345	5.1%
Gross margin	25.1%	28.8%
Loss from operations	$(8,309)	$(5,779)	(43.8)%
Operating margin	(12.9)%	(9.4)%
Net loss	$(8,623)	$(6,149)	(40.2)%
Adjusted EBITDA(1)	$1,982	$5,992	(66.9)%
Adjusted EBITDA, as percentage of revenues	3.1%	9.8%
(1) A reconciliation of the non-GAAP information provided here to the most directly comparable GAAP metric has been provided in the financial statement tables included in this release.

Revenues of $64.5 million for the first quarter of 2022 were up 5.1% compared to $61.3 million for the first quarter of 2021. Gross margin was 25.1% for the first quarter of 2022 compared to 28.8% for the first quarter of 2021. GAAP net loss for the first quarter of 2022 was $(8.6) million, or net loss of $(0.20) per diluted share, compared to net loss of $(6.1) million, or net loss of $(0.15) per diluted share, for the first quarter of 2021. Non-GAAP net loss for the first quarter of 2022 was $(1.6) million, or non-GAAP net loss of $(0.04) per diluted share, compared to non-GAAP net income of $2.6 million, or non-GAAP net income of $0.06 per diluted share, for the first quarter of 2021. Reconciliations of the non-GAAP metrics presented here to the most directly comparable GAAP metrics have been provided in the tables included at the end of this release.

Outlook
For the second quarter of 2022, nLIGHT expects revenues to be in the range of $59 million to $67 million, gross margin to be in the range of 21% to 25%, and Adjusted EBITDA to be in the range of $(2) million to $1 million.

We have not reconciled our outlook for Adjusted EBITDA because unrealized and realized foreign exchange gains and losses cannot be reasonably calculated or predicted nor can the probable significance be determined at this time. Accordingly, a reconciliation is not available without unreasonable effort.

Investor Conference Call at 2:00 p.m. Pacific Time, Thursday, May 5, 2022

Parties interested in listening to nLIGHT’s quarterly conference call may do so by dialing 1-833-535-2198 (U.S., toll-free) or +1-412-902-6775 (international and toll), with the conference title: nLIGHT First Quarter 2022 Earnings. The call can also be accessed via the web by going to nLIGHT’s Investor Relations page at http://investors.nlight.net.

Use of Non-GAAP Financial Results

In addition to U.S. GAAP results, this press release contains non-GAAP financial results, including Adjusted EBITDA, non-GAAP net income (loss) and non-GAAP net income (loss) per share, basic and diluted. We use Adjusted EBITDA to help us evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. In addition to our results determined in accordance with GAAP, we believe Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by us and the investment community to analyze operating performance in our industry. Similarly, we believe that providing non-GAAP net income (loss) and non-GAAP net income (loss) per share, basic and diluted, is useful to our investors as they present an informative supplemental view of our results from period to period by removing the effect of stock-based compensation expense and other non-recurring items. However, the non-GAAP metrics presented herein are specific to us and may not be comparable to similar metrics disclosed by other companies because of differing methods used by other companies in calculating them.

We define Adjusted EBITDA as net income (loss) adjusted for income tax expense (benefit), other non-operating income or expense, interest income or expense, depreciation and amortization, stock-based compensation, acquisition and integration-related costs, and other non-recurring items as determined by management, as applicable. We define non-GAAP net income (loss) as GAAP net income (loss) adjusted for stock-based compensation, amortization of purchased intangibles, acquisition and integration-related costs, and other non-recurring items as determined by management, as applicable. We define non-GAAP net income (loss) per share, basic and diluted, as non-GAAP net income (loss) divided by weighted-average shares outstanding during the respective period plus the dilutive effect of any common stock equivalents during the period in the case of non-GAAP net income (loss) per share, diluted.

Tables presenting the reconciliation of net loss to Adjusted EBITDA, as well as the reconciliation of GAAP to non-GAAP net income (loss) and GAAP to non-GAAP net income (loss) per share, basic and diluted, are included at the end of this press release.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Words such as “outlook,” “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions may identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected revenues, gross margin, and Adjusted EBITDA, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including but not limited to the impact on our sales and operations as a result of public health crises in China, the United States or internationally, including the COVID-19 pandemic, and responses thereto, including the related lockdown in Shanghai; our ability to generate sufficient revenues to achieve or maintain profitability in the future; fluctuations in our quarterly results of operations and other operating measures; materially adverse effects on our revenues and profitability as a result of downturns in the markets we serve; harm to our gross profits and results of operations as a result of our high levels of fixed costs and inventory levels in the event that demand for our products declines or we maintain excess inventory levels; the competitiveness of the markets for our products; our substantial sales and operations in China as a result of the exposure to risks inherent in doing business there; the effect of current and potential tariffs and global trade policies on the cost of our products; our manufacturing capacity and operations may not be appropriate for future levels of demand; our reliance on a small number of customers for a significant portion of our revenues; the risk that we may be unable to protect our proprietary technology and intellectual property rights; and the effect on our business of litigation to which we are or may become a party. Additional information concerning these and other factors can be found in nLIGHT's filings with the Securities and Exchange Commission (the “SEC”), including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of nLIGHT's most recent Annual Report on Form 10-K or subsequent filings with the SEC. nLIGHT undertakes no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

About nLIGHT

nLIGHT, Inc. is a leading provider of high-power semiconductor and fiber lasers for industrial, microfabrication, aerospace and defense applications. Our lasers are changing not only the way things are made but also the things that can be made. Headquartered in Camas, Washington, nLIGHT employs over 1,300 people with operations in the U.S., China, Finland, Korea, Italy and Austria. For more information, please visit www.nlight.net.

For more information, contact:
Joseph Corso
Chief Financial Officer
nLIGHT, Inc.
(360) 566-4460
joe.corso@nlight.net

nLIGHT, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue:
Products	$51,061	$47,335
Development	13,398	14,010
Total revenue	64,459	61,345
Cost of revenue:
Products	35,768	30,395
Development	12,514	13,305
Total cost of revenue(1)	48,282	43,700
Gross profit	16,177	17,645
Operating expenses:
Research and development(1)	13,711	11,710
Sales, general, and administrative(1)	10,775	11,714
Total operating expenses	24,486	23,424
Loss from operations	(8,309)	(5,779)
Other income (expense):
Interest income (expense), net	—	(74)
Other income, net	29	26
Loss before income taxes	(8,280)	(5,827)
Income tax expense	343	322
Net loss	$(8,623)	$(6,149)
Net loss per share, basic	$(0.20)	$(0.15)
Net loss per share, diluted	$(0.20)	$(0.15)
Shares used in per share calculations:
Basic	43,655	40,048
Diluted	43,655	40,048

(1) Includes stock-based compensation as follows:	Three Months Ended March 31,
	2022	2021
Cost of revenues	$709	$491
Research and development	3,122	2,918
Sales, general and administrative	2,722	4,645
	$6,553	$8,054

nLIGHT, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	As of
	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$134,949	$146,534
Accounts receivable, net	36,912	41,574
Inventory	77,240	73,746
Prepaid expenses and other current assets	20,398	15,350
Total current assets	269,499	277,204
Restricted cash	250	250
Lease right-of-use assets	17,646	17,048
Property, plant and equipment, net	58,309	56,101
Intangible assets, net	5,996	6,698
Goodwill	12,405	12,420
Other assets	3,808	3,897
Total assets	$367,913	$373,618

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$23,124	$26,347
Accrued liabilities	13,384	14,730
Deferred revenues	983	1,629
Current portion of lease liabilities	3,141	3,066
Total current liabilities	40,632	45,772
Non-current income taxes payable	7,320	7,149
Long-term lease liabilities	15,190	14,612
Other long-term liabilities	4,193	3,952
Total liabilities	67,335	71,485
Stockholders' equity:
Common stock - par value	15	15
Additional paid-in capital	477,924	470,760
Accumulated other comprehensive loss	(683)	(587)
Accumulated deficit	(176,678)	(168,055)
Total stockholders’ equity	300,578	302,133
Total liabilities and stockholders’ equity	$367,913	$373,618

nLIGHT, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(8,623)	$(6,149)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	2,556	2,157
Amortization	1,182	1,560
Reduction in carrying amount of right-of-use assets	867	808
Provision for (recoveries of) losses on accounts receivable	—	(71)
Stock-based compensation	6,553	8,054
Deferred income taxes	(4)	(11)
Changes in operating assets and liabilities:
Accounts receivable, net	4,690	121
Inventory	(3,433)	(4,405)
Prepaid expenses and other current assets	(5,061)	2,183
Other assets	(317)	(428)
Accounts payable	(3,019)	1,437
Accrued and other long-term liabilities	(1,088)	(736)
Deferred revenues	(647)	64
Lease liabilities	(813)	(690)
Non-current income taxes payable	153	221
Net cash provided by (used in) operating activities	(7,004)	4,115
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(291)
Purchases of property, plant and equipment	(5,019)	(3,134)
Capitalization of patents	(114)	(80)
Net cash used in investing activities	(5,133)	(3,505)
Cash flows from financing activities:
Proceeds from public offerings, net of offering costs	—	82,761
Principal payments on debt and financing leases	—	(372)
Proceeds from stock option exercises	689	574
Tax payments related to stock award issuances	(78)	(31)
Net cash provided by financing activities	611	82,932
Effect of exchange rate changes on cash	(59)	(227)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(11,585)	83,315
Cash, cash equivalents, and restricted cash, beginning of period	146,784	102,573
Cash, cash equivalents, and restricted cash, end of period	$135,199	$185,888
Supplemental disclosures:
Cash paid (received) for interest	$—	$66
Cash paid for income taxes	79	241
Operating cash outflows from operating leases	1,097	702
Right-of-use assets obtained in exchange for lease liabilities	1,470	6,699
Accrued purchases of property, equipment and patents	2,268	1,698

nLIGHT, Inc.
Reconciliation of GAAP Financial Metrics to Non-GAAP
(In thousands, except per share data)
(Unaudited)

Reconciliation of Net Loss to Adjusted EBITDA

	Three Months Ended March 31,
	2022	2021
Net loss	$(8,623)	$(6,149)
Income tax expense	343	322
Other (income) expense, net	(29)	(26)
Interest (income) expense, net	—	74
Depreciation and amortization	3,738	3,717
Stock-based compensation	6,553	8,054
Adjusted EBITDA	$1,982	$5,992

Reconciliation of GAAP to Non-GAAP Net Income (Loss), and GAAP to Non-GAAP Net Income (Loss) per Share, Basic and Diluted

	Three Months Ended March 31,
	2022	2021
Net loss	$(8,623)	$(6,149)
Add back:
Stock-based compensation(1)	6,553	8,054
Amortization of purchased intangibles	472	717
Non-GAAP net income (loss)	$(1,598)	$2,622

GAAP weighted-average shares outstanding	43,655	40,048
Participating securities	—	653
Non-GAAP weighted-average number of shares, basic	43,655	40,701
Dilutive effect of common stock equivalents	—	4,691
Non-GAAP weighted-average number of shares, diluted	43,655	45,392

Non-GAAP net income (loss) per share, basic	$(0.04)	$0.06
Non-GAAP net income (loss) per share, diluted	$(0.04)	$0.06
(1) There is no income tax effect related to the stock-based compensation adjustment due to the full valuation allowance in the U.S.